Consent of Independent Registered Public Accounting Firm

     We have issued our report, dated August 19, 2005, accompanying the financial statements and schedules for the three months ended June 30, 2005 and for the year ended March 31, 2005 of Goldrange Resources, Inc. included in the Registration Statement Form SB-2/A. We hereby consent to the use of the aforementioned report in the Registration Statement filed with the Securities and Exchange Commission on April 12, 2006.

“Cinnamon Jang Willoughby & Company”

Chartered Accountants

Burnaby, BC
April 12, 2006